Stem to Participate in 2023 Goldman Sachs Global Energy and Clean Technology Conference

SAN FRANCISCO – January 3, 2023 – Stem (NYSE: STEM), a global leader in artificial intelligence (AI)-driven energy software and services, announced today that members of its management team will meet with investors and participate in a fireside chat at the 2023 Global Energy and Clean Technology Conference on Thursday, January 5, 2023, in Miami, Florida.

The fireside chat will take place on Thursday, January 5, 2023, at 4:20 pm Eastern Time and will be available via live webcast at https://event.webcasts.com/viewer/event.jsp?ei=1590460&tp_key=b00ee25540 and on the Events and Presentations section of Stem’s investor relations website at https://investors.stem.com. A webcast replay will be available on Stem’s investor relations website for 180 days following the event.

Stem’s most recent investor materials can be accessed on its Investor Relations website at https://investors.stem.com/events-and-presentations/.

About Stem
Stem (NYSE: STEM) provides clean energy solutions and services designed to maximize the economic, environmental, and resiliency value of energy assets and portfolios. Stem’s leading AI-driven enterprise software platform, Athena®, enables organizations to deploy and unlock value from clean energy assets at scale. Powerful applications, including AlsoEnergy’s PowerTrack, simplify and optimize asset management and connect an ecosystem of owners, developers, assets, and markets. Stem also offers integrated partner solutions to help improve returns across energy projects, including storage, solar, and EV fleet charging. For more information, visit www.stem.com.

For Investors
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com
(847) 905-4400

For Media
Suraya Akbarzad, Stem
press@stem.com